The New Economy Fund
333 South Hope Street, Los Angeles, California 90071
Phone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$55,786
Class B	$102
Class C	$167
Class F	$2,158
Total	$58,213
Class 529-A	$573
Class 529-B	$1
Class 529-C	$23
Class 529-E	$20
Class 529-F	$18
Class R-1	$25
Class R-2	$100
Class R-3	$349
Class R-4	$288
Class R-5	$1,099
Total	$2,496

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1930
Class B	$0.0125
Class C	$0.0304
Class F	$0.2213
Class 529-A	$0.1966
Class 529-B	$0.0021
Class 529-C	$0.0244
Class 529-E	$0.1228
Class 529-F	$0.2398
Class R-1	$0.0749
Class R-2	$0.0296
Class R-3	$0.1186
Class R-4	$0.1898
Class R-5	$0.2637

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	284,638
Class B	8,135
Class C	6,523
Class F	14,504
Total	313,800
Class 529-A	3,336
Class 529-B	554
Class 529-C	1,120
Class 529-E	183
Class 529-F	95
Class R-1	414
Class R-2	3,672
Class R-3	3,608
Class R-4	1,853
Class R-5	4,640
Total	19,475

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.05
Class B	$27.92
Class C	$27.76
Class F	$28.88
Class 529-A	$28.96
Class 529-B	$28.17
Class 529-C	$28.17
Class 529-E	$28.74
Class 529-F	$28.95
Class R-1	$28.33
Class R-2	$28.41
Class R-3	$28.75
Class R-4	$28.98
Class R-5	$29.16